JETBLUE AIRWAYS REPORTS MARCH TRAFFIC
New York, NY (April 10, 2019) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for March 2019. Traffic in March increased 7.9 percent from March 2018, on a capacity increase of 12.6 percent. Load factor for March 2019 was 85.3 percent, a decrease of 3.7 points from March 2018. JetBlue’s preliminary completion factor for March 2019 was 98.4 percent and its on-time (1) performance was 73.8 percent.

The following reflects revised guidance for the first quarter of 2019:

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First quarter RASM(a) is expected to decrease approximately 3.1 percent year-over-year, versus our prior guidance range of negative 1.5 to negative 3.5 percent. Higher than expected completion factor negatively impacted first quarter RASM by approximately 0.75 points.

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CASM ex-fuel(b) growth for the first quarter is expected to be at or below the lower end of our initial guidance range of 1.5 to 3.5 percent. Higher than expected completion factor similarly reduced CASM ex-fuel by approximately 0.75 points.

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JetBlue expects the price of jet fuel for the first quarter to range between $2.05 and $2.06 per gallon. Our fuel consumption is expected to be broadly in line with our original guidance of 215 million gallons for the quarter.

(a) Revenue per available seat mile
(b) Operating cost per available seat mile, excluding fuel and related taxes, operating expenses related to other non-airline businesses, and special items

JETBLUE AIRWAYS TRAFFIC RESULTS

	March 2019	March 2018	% Change
Revenue passenger miles (000)	4,721,374	4,376,149	7.9%
Available seat miles (000)	5,535,718	4,918,144	12.6%
Load factor	85.3%	89.0%	-3.7 pts.
Revenue passengers	3,783,575	3,651,416	3.6%
Departures	32,005	30,179	6.1%
Average stage length (miles)	1,154	1,099	5.0%

	Y-T-D 2019	Y-T-D 2018	% Change
Revenue passenger miles (000)	12,734,121	11,866,145	7.3%
Available seat miles (000)	15,436,999	14,024,559	10.1%
Load factor	82.5%	84.6%	-2.1pts.
Revenue passengers	10,165,013	9,880,785	2.9%
Departures	89,236	86,046	3.7%
Average stage length (miles)	1,153	1,098	5.0%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 42 million customers a year to 100+ cities in the U.S., Caribbean, and Latin America with an average of more than 1,000 daily flights. For more information please visit jetblue.com.

CONTACTS

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ir@jetblue.com

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